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                                                                   Exhibit 21.1

                       SUBSIDIARIES OF NASH FINCH COMPANY

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      Subsidiary                                         State of
      Corporation                                      Incorporation
      -----------                                      -------------
Erickson's Diversified Corporation                       Wisconsin
Edina, Minnesota

GTL Truck Lines, Inc.                                    Nebraska
Norfolk, Nebraska

Hinky Dinky Supermarkets, Inc.                           Nebraska
Edina, Minnesota

Nash Finch Funding Corp.                                 Delaware
Edina, Minnesota

Piggly Wiggly Northland Corporation                      Minnesota
Edina, Minnesota

Super Food Services, Inc.                                Delaware
Dayton, Ohio

T.J. Morris Company                                       Georgia
Statesboro, Georgia
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